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                                     FORM OF

                               AMENDMENT TO LEASE

         THIS AMENDMENT TO LEASE ("Amendment") is made and entered into as of the ____ day of ________, 19__ by and between _________("Landlord") and ________, a Delaware corporation ("Tenant").

                                    RECITALS

         WHEREAS, Tenant and Landlord entered into a certain Lease dated as of ___________ ("Lease") for property commonly known as __________________
("Property"); and

         WHEREAS, Tenant and Landlord desire to amend and modify the Lease as set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Tenant's payment of One Dollar ($1) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Landlord hereby agree to amend the Lease as follows:

1.       OPTION TO TERMINATE LEASE.

         Landlord hereby agrees that Tenant shall have the option to terminate the Lease by providing written notice of termination to Landlord at least ninety
(90) days prior to the proposed termination date (the date on which the Lease terminates shall be referred to herein as the "Termination Date"). If Tenant terminates the Lease as provided in this Paragraph 1, Tenant shall:

              a. surrender the Property on or before the Termination Date in the condition specified in the Lease; and

              b.   pay to Landlord the lesser of the following:

                   (i) the monthly rental payments due under the Lease for the six (6) month period following the Termination Date, on the due dates for such monthly rental payments; or

                   (i) the monthly rental payments due under the Lease for the period commencing on the Termination Date and continuing until the end of the primary term of the Lease, on the due dates for such monthly rental payments;

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                        (the sum to be paid pursuant to this subparagraph (b)
                        shall be collectively referred to herein as the "Termination Payment").

2.       NO OTHER FEES, CHARGES OR EXPENSES.

         Anything to the contrary contained in the Lease and/or any prior amendments or modifications notwithstanding, if Tenant terminates the Lease as provided in Paragraph 1 hereof, Tenant's exclusive liability to Landlord as a result of such termination shall be the payment of the Termination Payment. Except as provided herein, Landlord releases and discharges Tenant and Tenant's parent, subsidiaries, divisions, operating units, officers, directors, employees, agents, suppliers, heirs, executors, administrators, successors and assigns (collectively referred to herein as "Tenant's Affiliates") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Tenant and/or Tenant's Affiliates, Landlord and/or Landlord's parent, subsidiaries, divisions, operating units, officers, directors, employees, agents, suppliers, shareholders, beneficiaries, heirs, executors, administrators, predecessors in interest, successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever with regard to Tenant's termination of the Lease as provided in Paragraph 1 hereof.

3.       MISCELLANEOUS.

              a. Any provision in the Lease which requires or purports to require continuous occupancy or use of the Property by Tenant is hereby deleted.

              b. This Amendment shall become effective as of the Effective Time as such term is defined in that certain Merger Agreement by and between _________ and _________ ("Merger Agreement").

              c. In the event that this Amendment is inconsistent with any terms and conditions of:

                   (i) the Lease or any prior amendments and/or modifications thereto; or

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              (ii) the Merger Agreement;

                   the terms of this Amendment shall control.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first written above.

Landlord:                                    Tenant:


By:____________________________   By:___________________________

Title:_________________________   Title:________________________


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